Exhibit 99.1

JER INVESTORS TRUST INC. STATEMENT CONCERNING NYSE LISTING STANDARDS

McLean, Va., February 23, 2009: JER Investors Trust Inc. (NYSE: JRT) today announced that it had received written notice from the New York Stock Exchange (the “NYSE”) that JRT was not in compliance with the continued listing standards applicable to JRT requiring a listed common stock to maintain a minimum average closing price of $1.00 per share over a consecutive 30 trading day period. The NYSE requires JRT to notify it within 10 business days of its intent to cure JRT’s non-compliance or else its common stock would be subject to suspension or delisting. JRT’s common stock remains listed on the NYSE under the symbol JRT, but has been assigned a “.BC” on the NYSE’s consolidated tape indicator by the NYSE to signify that JRT is not currently in compliance with the NYSE’s continued listing standards.

On February 23, 2009, JRT notified the NYSE that it intended to cure the price deficiency by effecting a 1-for-10 reverse stock split, which was announced in a press release dated February 13, 2009 and became effective on February 20, 2009. The per share price of JRT common stock at market close on February 23, 2009 was $2.68. The determination as to JRT’s restored compliance with the continued listing standards will be made by the NYSE. Under NYSE rules, JRT has six months from the date of the NYSE notice to cure the price deficiency. If JRT is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE.

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JRT is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. JRT’s target investments include commercial mortgage backed securities, mezzanine loans, first mortgage loan participations, B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JRT is organized and conducts its operations so as to qualify as a REIT for federal income tax purposes. For more information regarding JRT, please visit http://www.jer.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. JRT can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JRT’s expectations include, but are not limited to, changes in the real estate and capital markets, our liquidity, our ability to source and fund new investments and other risks detailed from time to time in JRT’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JRT expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

J. Michael McGillis

Chief Financial Officer

JER Investors Trust Inc.

(703) 714-8000